Exhibit (b)(2)

ARTICLE VI

PARTICIPATION CERTIFICATES

SECTION 1. Books of Account and Record of Participation Certificate Holders. There shall be kept at the general office of the Corporation or at such other place or places, as the Board of Trustees shall determine correct and complete books and records of account of all the business and transactions of the Corporation. There shall be made available upon request of any Participation Certificate holder, in accordance with Maryland law, a record containing the number of Participation Certificates issued during a specified period not to exceed twelve (12) months and the consideration received by the Corporation for each such Participation Certificate.

SECTION 2. Transfers of Participation Certificates. Transfers of Participation Certificates of the Corporation shall be made on the records of the Corporation only by the registered holder thereof, or by its attorney thereunto authorized by power of attorney or New Account Application duly executed and filed with the Secretary or with a transfer agent or transfer clerk, and on the payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to recognize the exclusive right of a person in whose name any Participation Certificate or Certificates stand on the record of Participation Certificate holders as the owner of the Participation Certificate or Certificates for all purposes, including, without limitation, the rights to receive dividends or other distributions and to vote as the owner, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in any such Participation Certificate or Certificates on the part of any other person.

SECTION 3. Regulations. The Board of Trustees may make any additional rules and regulations, not inconsistent with these Bylaws, as it may deem expedient concerning the issue, transfer and registration of Participation Certificates. It may appoint, or authorize any officer or officers to appoint one or more transfer agents or one or more transfer clerks and one or more registrars with respect to the Participation Certificates.

SECTION 4. Fixing of Record Date for Dividends, Distributions, etc. The Board may fix, in advance, a date not more than one hundred twenty (120) days preceding the date fixed for the payment of any dividend or the making of any distribution or the allotment of any rights, as the record date for the determination of the Participation Certificate holders entitled to receive any such dividend, distribution, or allotment, and in such case only the Participation Certificate holders of record at the time so fixed shall be entitled to receive such dividend, distribution, or allotment.